                                                 Exhibit 99.1

Chico’s FAS, Inc. Reports Second Quarter Results
•Total Company second quarter sales increased 54% year-over-year
•Second quarter EPS of $0.21 per diluted share; best second quarter performance since 2013
•Gross margin improved to 38.4%; highest level in 13 consecutive quarters
•Cash and marketable securities of $137.2 million; $34.8 million increase over first quarter

Fort Myers, FL - August 31, 2021 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company” or “Chico’s FAS”) today announced its financial results for the fiscal 2021 thirteen weeks ended July 31, 2021 (the “second quarter”).
"Our second quarter earnings performance was the best second quarter Chico’s FAS has posted since 2013, and these results show the incredible progress we continue to make in our turnaround strategy, despite pandemic challenges. Our return to profitability in the quarter was driven by our strategic actions that grew sales, expanded gross margin, and diligently controlled our expenses,” noted Molly Langenstein, Chico's FAS Chief Executive Officer and President.
Langenstein continued, "Our robust second quarter sales across all three brands were propelled by our meaningful enhancements in product and marketing, which continued to drive full-price selling, reduce markdowns and produce higher gross margin. Soma®, which posted a 53% sales increase over last year's second quarter, we believe is well positioned to become one of the largest intimate apparel brands in the U.S. Sales at both Chico's® and White House Black Market® were strong, with year-over-year second quarter growth of 59% and 48%, respectively. Customers enthusiastically responded to our elevated styling and quality in both apparel brands, which led to faster sell-through rates and higher inventory productivity. Strategically planned inventories, operating discipline and the ongoing benefit of our prior cost reductions further added to our return to profitable growth.
"We are a digital-first, customer-led company with a strong portfolio of three unique brands. We believe there are ample opportunities to further grow our customer bases, market share and sales in each of these amazing brands. We look forward to reporting our progress in the quarters ahead.”

Business Highlights
The Company’s second quarter highlights include:
•Return to profitability: Chico’s FAS returned to profitability, posting $0.21 net income per diluted share for the second quarter, compared to a $0.40 net loss per diluted share for the thirteen weeks ended August 1, 2020 ("last year's second quarter") and a $0.02 net loss per diluted share for the thirteen weeks ended August 3, 2019 (the "second quarter of fiscal 2019"; using this as a pre-pandemic reference). Current quarter earnings was the best second quarter performance since 2013.
•Continued exceptional sales growth at Soma: Soma posted a 53% sales increase over last year's second quarter and a 38% comparable sales increase over the second quarter of fiscal 2019. According to market research firm NPD, Group Inc., for the 12 months ended July 2021 compared to the same period in 2019, Soma's growth exceeded that of the U.S. market in non-sport bras, panties and sleepwear. In addition, as customers’ preferences have shifted to comfort, Soma strategically increased its wireless assortment, taking more market share than any other brands for the 12 months ended July 2021 compared to the same period in 2019. We believe this research, along with our recent performance, is a strong indication that Soma is well positioned to capture additional market share.

•Continued improving sales performance at Chico's: Sales at Chico’s increased 59% over last year’s second quarter. Chico's continued to benefit from elevated product styling and quality enhancements, and customers responded to newness, comfort features and innovative fabrics. Inventories remained lean, which fueled high productivity and more full-price sales in the quarter.
•Continued improving sales performance at White House Black Market ("WHBM"): Sales at WHBM grew 48% over last year’s second quarter. WHBM continued to benefit from elevated quality and product enhancements, and customers responded to newness and seasonless fabrics. Inventories remained lean, which fueled high productivity and more full-price sales in the quarter.
•Enhanced marketing continued to drive traffic as well as new customers: Chico's FAS continued to elevate its marketing efforts, allocating more resources to digital storytelling, social influencers and other social efforts. These enhanced marketing initiatives drove more reactivated customers from the previous year as well as younger new customers which highlights the opportunities for all three brands.
•Strong balance sheet: The Company ended the second quarter with more than $137 million in cash and marketable securities, an increase of nearly $35 million over the first quarter of fiscal 2021.
•Improved gross margin: The gross margin rate improved to 38.4% in the second quarter, the best performance in 13 consecutive quarters, driven by controlled inventories and lower promotional levels.
•Continued cost discipline: Selling, general and administrative ("SG&A") expenses declined to a 30.9% rate for the second quarter, an improvement over both the second quarter rates of fiscal 2020 and 2019, reflecting the impact of cost savings initiatives put in place in prior years, continued cost discipline efforts and sales leverage.
•Obtained additional meaningful rent reductions: In the first half of fiscal 2021, Chico's FAS obtained approximately $15 million in incremental savings from landlords; this is in addition to the $65 million of reductions and abatements negotiated during fiscal 2020, for a total savings of $80 million.
•Shop-in-shops: Forty-seven Soma shop-in-shops are now successfully opened inside Chico's stores and are exceeding expectations, driving new customers to both brands and further expanding the Company’s digital business.

Overview of Financial Results
For the second quarter, the Company reported net income of $26.2 million, or $0.21 per diluted share, compared to a net loss of $46.8 million, or $0.40 per diluted share, for last year’s second quarter. Last year’s second quarter net loss included $8.0 million, or $0.07 per share, in significant after-tax non-cash inventory write-offs as presented in the accompanying Summary of Significant Non-Cash Charges table.
For the twenty-six weeks ended July 31, 2021, the Company reported net income of $17.3 million, or $0.14 per diluted share, compared to a net loss of $225.1 million, or $1.95 per diluted share, for the twenty-six weeks ended August 1, 2020. Net loss for the twenty-six weeks ended August 1, 2020 included $148.4 million, or $1.27 per share, in significant after-tax non-cash charges as presented in the accompanying Summary of Significant Non-Cash Charges table.

Sales
For the second quarter, net sales were $472.1 million compared to $306.2 million in last year’s second quarter. This 54.2% improvement primarily reflects the impact of temporary store closures or limited hours during last year’s second quarter, partially offset by 29 net permanent store closures since last year’s second quarter.
Total Company comparable sales for the second quarter compared to the second quarter of fiscal 2019 declined 1.6%, with Soma improving 38.1% and Chico’s and WHBM decreasing 14.3% and 5.4%, respectively. Total Company on-hand inventories at the end of the second quarter compared to the second quarter of fiscal 2019 were down 19.6%, with Soma up 19.4% and Chico’s and WHBM down 32.4% and 48.6%, respectively; correlating sales and on-hand inventory.

Gross Margin
For the second quarter, gross margin was $181.5 million, or 38.4% of net sales, compared to $44.8 million, or 14.6% of net sales, in last year’s second quarter. The year-over-year improvement in gross margin rate primarily reflects margin expansion as a result of higher full price sales and less promotional activity, improved leverage of occupancy costs with rising sales, and the impact of inventory write-offs in last year’s second quarter, as reflected in the accompanying Summary of Significant Non-Cash Charges table.

Selling, General and Administrative Expenses
    For the second quarter, SG&A expenses were $145.8 million, or 30.9% of net sales, compared to $107.3 million, or 35.0% of net sales, for last year’s second quarter, primarily reflecting the benefit of fiscal 2020 cost savings initiatives and sales leverage. The second quarter SG&A expense rate of 30.9% improved over the 33.7% rate in the second quarter of fiscal 2019.

Income Taxes
    For the second quarter, the effective tax rate was 22.7% compared to 25.7% for last year’s second quarter. The 22.7% effective tax rate primarily reflects a change in estimate from the first quarter of fiscal 2021 due to an increase in the Company’s projected annual pre-tax income and an increase in annual projected deferred tax assets on which a full valuation allowance exists, partially offset by the impact of the annual loss projected during the first quarter of fiscal 2021. The 25.7% effective tax rate for last year’s second quarter includes the annual benefit of the fiscal 2020 pre-tax loss due the Coronavirus Aid, Relief, and Economic Security Act, partially offset by the impact of nondeductible book goodwill impairment charges.

Cash, Marketable Securities and Debt
    At the end of the second quarter, cash and marketable securities totaled $137.2 million compared to $124.5 million at the end of last year’s second quarter. Debt at the end of the second quarter totaled $149.0 million, remaining unchanged from the end of last year’s second quarter.
At the end of the first quarter of fiscal 2021, cash and marketable securities totaled $102.4 million. The $34.8 million increase in second quarter cash and marketable securities compared to the first quarter primarily reflects cash flow from operating activities.

Inventories
    At the end of the second quarter, inventories totaled $202.1 million compared to $235.8 million at the end of last year’s second quarter. This $33.7 million, or 14.3%, decrease primarily reflects conservative inventory management to better align inventory and assortments with consumer demand.

Fiscal 2021 Outlook
During the balance of fiscal 2021, we expect improving year-over-year demand, but recognize that there is economic uncertainty as we continue to manage through the COVID-19 pandemic (the “pandemic”). In addition, we are facing macro supply chain headwinds in the back half of the fiscal year that we expect will impact sales and gross margin, including higher freight costs, extended inbound transit times and product supplier handover delays driven by the pandemic.

Accordingly, given the uncertainty caused by the pandemic, the Company is not providing specific fiscal 2021 third quarter and full year guidance at this time. The Company is, however, providing high-level outlook expectations for the third quarter and full fiscal year 2021. The ongoing financial impact of the pandemic is not estimable with precision and may vary significantly from estimates reflected in our high-level outlook expectations below.
For the fiscal 2021 third quarter compared to the fiscal 2020 third quarter, the Company currently expects:
•Consolidated year-over-year net sales improvement between 18% to 22%;
•Gross margin rate improvement of 13 to 15 percentage points over last fiscal year;
•SG&A as a percent of net sales to improve 500 to 600 basis points year-over-year; and
•Income tax rate of 34% to 35%.
For the fiscal 2021 full year compared to the fiscal 2020 full year, the Company currently expects:
•Consolidated year-over-year net sales improvement between 32% to 35%;
•Gross margin rate improvement of 20 to 22 percentage points over last fiscal year;
•SG&A as a percent of net sales to improve 500 to 600 basis points year-over-year; and
•Income tax rate of 34% to 35%.

Conference Call Information
The Company is hosting a live conference call on Tuesday, August 31, 2021 beginning at 8:00 a.m. ET to review the operating results for the second quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 5110261, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
    Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands - Chico’s, WHBM and Soma - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.
    Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through StyleConnectTM, the Company’s proprietary digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.
    As of July 31, 2021, the Company operated 1,284 stores in the U.S. and sold merchandise through 66 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third-party channels.
    To learn more about Chico’s FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements, including without limitation the quote from Ms. Langenstein and the sections captioned “Business Highlights” and “Fiscal 2021 Outlook,” relate to expectations and projections regarding the Company’s future performance and may include the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “outlook,” “project,” “should,” “strategy,” “potential,” “confident” and similar terms. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to: the effects of the pandemic and uncertainties about its depth and duration, new variants of COVID-19 that have emerged, and the speed, efficacy and availability of vaccine and treatment developments, as well as the impacts to general economic conditions and the economic slowdown affecting consumer behavior and discretionary spending (during and after the pandemic) and any temporary store restrictions (including reduced hours or capacity) due to government mandates; the effectiveness of store reopenings, cost reduction initiatives, the extent, availability and effectiveness of any pandemic stimulus packages or loan programs, including the Coronavirus Aid, Relief, and Economic Security Act, the ability of our third-party business partners, including our suppliers, logistics providers, vendors and landlords, to meet their obligations to us in light of financial stress, staffing shortages, liquidity challenges, bankruptcy filings by other industry participants and other disruptions due to the pandemic, and the impact of the pandemic on our manufacturing operations in China; our ability to successfully implement any alternatives that we pursue including our ability to maintain the cost savings described in this release; government actions and policies; increases in unemployment rates and taxes; local, regional, national and international economic conditions; the risk that natural disasters, public health crises, political uprisings, uncertainty or unrest, or other catastrophic events could adversely affect our operations and financial results; changes in the general economic and business environment; changes in the general or specialty retail or apparel industries, including the extent of the market demand and overall level of spending for women’s private branded clothing and related accessories; future permanent store closures; the effectiveness of our brand strategies, awareness and marketing programs; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company’s turnaround strategy and five fiscal 2021 operating priorities which are: continuing our ongoing digital transformation; further refining product through fit, quality, fabric and innovation; driving increased customer engagement through marketing; maintaining our operating and cost discipline; and further enhancing the productivity of our real estate portfolio; cyber security or other data or security breaches; sales initiatives and multi-channel strategies; customer traffic; our ability to appropriately manage our inventory and allocation processes; our ability to leverage inventory management and targeted promotions; the successful recruitment of leadership and the successful transition of members of our senior management team; uncertainties regarding future unsolicited offers to buy the Company and our ability to respond effectively to them as well as to actions of activist shareholders and others; changes in the political environment that create consumer uncertainty; the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and increases in costs pertaining to product deliveries and returns, higher freight costs, product supplier handover delays and extended inbound transit times); the risks and uncertainties that are related to our reliance on sourcing from foreign suppliers, including significant economic labor, political or other shifts (including the impact of changes in tarifffs, taxes or other import regulations, particularly with respect to China, or legislation prohibiting certain imports from China); the quality and timeliness of merchandise received from suppliers; changes in the costs of manufacturing, raw materials, transportation, distribution, labor and advertising; new or increased taxes or tariffs that could impact, among other things, our sourcing from foreign suppliers; the risk that future legislation may prohibit certain imports from China; and significant shifts in consumer behavior. Other risk factors are detailed in the Company’s Annual Report on Form 10-K and, from time to time, the Company’s Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission. These factors should be considered in evaluating forward-looking statements contained herein. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
(Financial Tables Follow)
Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 31, 2021		August 1, 2020		July 31, 2021		August 1, 2020
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$221,389	46.9%	$139,584	45.6%	$398,410	46.3%	$271,021	46.3%
White House Black Market	122,043	25.9	82,253	26.9	226,090	26.3	166,173	28.3
Soma	128,627	27.2	84,337	27.5	235,520	27.4	149,244	25.4
Total Net Sales	472,059	100.0	306,174	100.0	860,020	100.0	586,438	100.0
Cost of goods sold	290,601	61.6	261,408	85.4	551,767	64.2	552,767	94.3
Gross Margin	181,458	38.4	44,766	14.6	308,253	35.8	33,671	5.7
Selling, general and administrative expenses	145,849	30.9	107,304	35.0	280,168	32.5	237,475	40.5
Goodwill and intangible impairment charges	—	0.0	—	0.0	—	0.0	113,180	19.3
Income (Loss) from Operations	35,609	7.5	(62,538)	(20.4)	28,085	3.3	(316,984)	(54.1)
Interest expense, net	(1,722)	(0.3)	(507)	(0.2)	(3,427)	(0.4)	(851)	(0.1)
Income (Loss) before Income Taxes	33,887	7.2	(63,045)	(20.6)	24,658	2.9	(317,835)	(54.2)
Income tax provision (benefit)	7,700	1.7	(16,200)	(5.3)	7,400	0.9	(92,700)	(15.8)
Net Income (Loss)	$26,187	5.5%	$(46,845)	(15.3)%	$17,258	2.0%	$(225,135)	(38.4)%
Per Share Data:
Net income (loss) per common share - basic	$0.22		$(0.40)		$0.15		$(1.95)
Net income (loss) per common and common equivalent share – diluted	$0.21		$(0.40)		$0.14		$(1.95)
Weighted average common shares outstanding – basic	117,021		115,912		116,855		115,743
Weighted average common and common equivalent shares outstanding – diluted	122,724		115,912		121,222		115,743
Dividends declared per share	$—		$—		$—		$0.09

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	July 31, 2021	January 30, 2021	August 1, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$126,298	$90,791	$103,765
Marketable securities, at fair value	10,891	18,559	20,742
Inventories	202,128	203,983	235,844
Prepaid expenses and other current assets	50,428	30,565	31,446
Income taxes receivable	41,698	58,140	85,940
Total Current Assets	431,443	402,038	477,737
Property and Equipment, net	208,925	241,370	271,750
Right of Use Assets	529,945	586,061	571,992
Other Assets:
Goodwill	16,360	16,360	16,360
Other intangible assets, net	5,000	5,000	6,164
Other assets, net	21,394	24,049	28,931
Total Other Assets	42,754	45,409	51,455
	$1,213,067	$1,274,878	$1,372,934

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$119,387	$116,506	$108,166
Current lease liabilities	163,376	194,551	218,691
Other current and deferred liabilities	126,254	120,729	111,318
Total Current Liabilities	409,017	431,786	438,175
Noncurrent Liabilities:
Long-term debt	149,000	149,000	149,000
Long-term lease liabilities	454,164	515,797	482,380
Other noncurrent and deferred liabilities	12,242	11,863	6,529
Deferred taxes	1,558	1,313	52
Total Noncurrent Liabilities	616,964	677,973	637,961
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,226	1,197	1,199
Additional paid-in capital	503,168	498,488	495,163
Treasury stock, at cost	(494,395)	(494,395)	(494,395)
Retained earnings	177,077	159,765	294,708
Accumulated other comprehensive gain	10	64	123
Total Shareholders’ Equity	187,086	165,119	296,798
	$1,213,067	$1,274,878	$1,372,934

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020
Cash Flows from Operating Activities:
Net income (loss)	$17,258	$(225,135)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Goodwill and intangible impairment charges	—	113,180
Inventory write-offs	374	54,308
Depreciation and amortization	27,348	33,613
Non-cash lease expense	95,317	100,710
Exit of frontline Canada operations	—	498
Right of use asset impairment	—	3,236
Loss on disposal and impairment of property and equipment, net	1,335	18,637
Deferred tax benefit	250	(6,756)
Share-based compensation expense	5,689	3,793
Changes in assets and liabilities:
Inventories	1,481	(44,926)
Prepaid expenses and other assets	(8,165)	2,743
Income tax receivable	16,442	(78,809)
Accounts payable	2,991	(26,300)
Accrued and other liabilities	6,259	(338)
Lease liability	(132,549)	(38,673)
Net cash provided by (used in) operating activities	34,030	(90,219)
Cash Flows from Investing Activities:
Purchases of marketable securities	(219)	(5,212)
Proceeds from sale of marketable securities	7,826	48,326
Purchases of property and equipment	(5,150)	(8,151)
Net cash provided by investing activities	2,457	34,963
Cash Flows from Financing Activities:
Proceeds from borrowings	—	106,500
Proceeds from issuance of common stock	—	251
Dividends paid	—	(10,701)
Payments of tax withholdings related to share-based awards	(980)	(995)
Net cash (used in) provided by financing activities	(980)	95,055
Effects of exchange rate changes on cash and cash equivalents	—	(6)
Net increase in cash and cash equivalents	35,507	39,793
Cash and Cash Equivalents, Beginning of period	90,791	63,972
Cash and Cash Equivalents, End of period	$126,298	$103,765

Supplemental Detail on Net Income (Loss) Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of income (loss) per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020.

Net income (loss) per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income (loss) per share reflects the dilutive effect of potential common shares from non-participating securities such as restricted stock awards granted after fiscal 2019, stock options, PSUs and restricted stock units. For the thirteen and twenty-six weeks ended July 31, 2021 and August 1, 2020, potential common shares were excluded from the computation of diluted income (loss) per common share to the extent they were antidilutive.

    The following unaudited table sets forth the computation of net income (loss) per basic and diluted common share shown on the face of the accompanying condensed consolidated statements of income (loss) (in thousands, except per share amounts):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Numerator
Net income (loss)	$26,187	$(46,845)	$17,258	$(225,135)
Net income and dividends declared allocated to participating securities	(235)	—	(171)	(193)
Net income (loss) available to common shareholders	$25,952	$(46,845)	$17,087	$(225,328)

Denominator
Weighted average common shares outstanding – basic	117,021	115,912	116,855	115,743
Dilutive effect of non-participating securities	5,703	—	4,367	—
Weighted average common and common equivalent shares outstanding – diluted	122,724	115,912	121,222	115,743

Net income (loss) per common share (1):
Basic	$0.22	$(0.40)	$0.15	$(1.95)
Diluted	$0.21	$(0.40)	$0.14	$(1.95)
(1) Due to the differences between quarterly and year-to-date weighted average share counts and the effect of quarterly rounding to the nearest cent per share, the year-to-date calculation of net income (loss) per basic and diluted common share may not equal the sum of the quarters.

Supplemental Detail on Significant Non-Cash Charges
A summary of significant non-cash charges related to the impact of the pandemic on results for the thirteen and twenty-six weeks ended August 1, 2020 is presented in the tables below:

Summary of Significant Non-Cash Charges (1)

	Thirteen Weeks Ended
	August 1, 2020
	Amount, pre-tax	% of Net Sales	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Gross margin:
Inventory write-offs	$12,256	4.0%	$8,028	$0.07
Total significant charges impacting gross margin	12,256	4.0	8,028	0.07
Total significant non-cash charges	$12,256	4.0%	$8,028	$0.07

	Twenty-Six Weeks Ended
	August 1, 2020
	Amount, pre-tax (3)	% of Net Sales	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Gross margin:
Inventory write-offs	$55,357	9.4%	$34,134	$0.29
Long-lived store asset impairment (2)	18,493	3.2	13,925	0.12
Right of use store asset impairment	2,442	0.4	1,839	0.02
Total significant charges impacting gross margin	76,291	13.0	49,898	0.43
Goodwill and intangible impairment charges:
Goodwill impairment	80,414	13.7	73,837	0.63
Indefinite-lived asset impairment	32,766	5.6	24,673	0.21
Total significant goodwill and intangible impairment charges	113,180	19.3	98,510	0.84
Total significant non-cash charges	$189,471	32.3%	$148,408	$1.27
(1) All significant charges relate to the impact of the pandemic. Less significant charges that may have been incurred are not reflected in the table above.
(2) Primarily includes impairment on leasehold improvements at certain underperforming stores.
(3) May not foot due to rounding.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended July 31, 2021
(Unaudited)

	May 1, 2021	New Stores	Closures	July 31, 2021
Store Count:
Chico’s frontline boutiques	513	—	(5)	508
Chico’s outlets	123	—	—	123
WHBM frontline boutiques	344	—	(3)	341
WHBM outlets	55	—	(1)	54
Soma frontline boutiques	240	—	—	240
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,293	—	(9)	1,284

	May 1, 2021	New Stores	Closures	Other Changes in SSF	July 31, 2021
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,398,808	—	(13,066)	—	1,385,742
Chico’s outlets	309,921	—	—	—	309,921
WHBM frontline boutiques	806,975	—	(7,152)	—	799,823
WHBM outlets	115,147	—	(2,423)	—	112,724
Soma frontline boutiques	452,799	—	—	—	452,799
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,117,979	—	(22,641)	—	3,095,338
As of July 31, 2021, the Company’s franchise operations consisted of 66 international retail locations in Mexico and 2 domestic airport locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Twenty-Six Weeks Ended July 31, 2021
(Unaudited)

	January 30, 2021	New Stores	Closures	July 31, 2021
Store count:
Chico’s frontline boutiques	517	—	(9)	508
Chico’s outlets	123	—	—	123
WHBM frontline boutiques	347	—	(6)	341
WHBM outlets	56	—	(2)	54
Soma frontline boutiques	241	—	(1)	240
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,302	—	(18)	1,284

	January 30, 2021	New Stores	Closures	Other Changes in SSF	July 31, 2021
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,411,356	—	(25,614)	—	1,385,742
Chico’s outlets	309,921	—	—	—	309,921
WHBM frontline boutiques	814,157	—	(14,334)	—	799,823
WHBM outlets	117,484	—	(4,760)	—	112,724
Soma frontline boutiques	454,557	—	(1,758)	—	452,799
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,141,804	—	(46,466)	—	3,095,338
As of July 31, 2021, the Company’s franchise operations consisted of 66 international retail locations in Mexico and 2 domestic airport locations.